Exhibit 99.1

Press Release www.shire.com

Results of the 2014 Annual General Meeting

April 29, 2014 – Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) announces that at its Annual General Meeting held at The Merrion Hotel, Upper Merrion Street, Dublin 2, Ireland at 1.30 pm today, all resolutions contained in the notice of meeting were decided by poll vote.  The results of the poll are as follows:

Resolution	For (including discretionary votes)%		Against	%	Votes cast as a % of relevant shares in issue	Withheld
Ordinary Resolutions
1. To receive the Company’s Annual Report and Accounts for the year ended December 31, 2013.	400,965,756	98.95%	4,249,303	1.05%	68.80%	1,472,435
2. To approve the Directors’ Remuneration Report.	391,218,791	96.97%	12,224,728	3.03%	68.50%	3,243,975
3. To approve the Directors’ Remuneration Policy.	374,694,890	94.71%	20,926,142	5.29%	67.17%	11,066,462
4. To elect Dominic Blakemore as a Director.	404,467,447	99.82%	716,284	0.18%	68.80%	1,503,763
5. To re-elect William Burns as a Director.	400,680,783	98.89%	4,510,166	1.11%	68.80%	1,496,545
6. To re-elect Dr. Steven Gillis as a Director.	404,565,517	99.84%	628,936	0.16%	68.80%	1,493,041
7. To re-elect Dr. David Ginsburg as a Director.	404,559,335	99.84%	630,570	0.16%	68.80%	1,497,589
8. To re-elect David Kappler as a Director.	398,241,506	98.74%	5,089,868	1.26%	68.48%	3,356,120
9. To re-elect Susan Kilsby as a Director.	391,916,029	96.72%	13,277,757	3.28%	68.80%	1,493,708
10. To re-elect Anne Minto as a Director.	400,967,152	99.45%	2,206,094	0.55%	68.45%	3,514,248
11. To re-elect Dr. Flemming Ornskov as a Director.	404,554,602	99.84%	632,552	0.16%	68.80%	1,500,340
12. To elect David Stout as a Director.	403,130,381	99.49%	2,060,469	0.51%	68.80%	1,496,644
13. To re-appoint Deloitte LLP as the Company’s Auditor.	401,119,071	98.99%	4,096,849	1.01%	68.80%	1,471,574
14. To authorize the Audit, Compliance & Risk Committee to determine the remuneration of the Auditor.	402,286,337	99.93%	284,166	0.07%	68.35%	4,116,991

15. To approve the increase in the Company’s borrowing powers.	404,516,894	99.86%	553,107	0.14%	68.78%	1,617,493
16. To authorize the allotment of shares.	373,096,915	92.54%	30,095,078	7.46%	68.46%	3,495,501
Special Resolutions
17. To authorize the disapplication of pre-emption rights.	397,955,909	98.47%	6,202,843	1.53%	68.62%	2,528,742
18. To authorize market purchases.	404,995,809	99.95%	195,629	0.05%	68.80%	1,496,056
19. To approve the notice period for general meetings.	342,512,195	84.53%	62,696,077	15.47%	68.80%	1,479,222

As at the record date, April 27, 2014, there were 588,965,802 ordinary shares in issue (excluding shares held in treasury).  Shareholders are entitled to one vote per share. A vote “withheld” is not a vote in law and is not counted in the calculation of the proportion of votes validly cast.

In accordance with Listing Rule 9.6.2R copies of the relevant resolutions passed at the meeting have been submitted to the National Storage Mechanism and will be available for viewing shortly at: www.morningstar.co.uk/uk/nsm.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Jeff Poulton	jpoulton@shire.com	+1 781 482 0945
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157
Media
Jessica Mann	jmann@shire.com	+44 1256 894 280

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We provide treatments in Neuroscience, Rare Diseases, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas.

www.shire.com